As filed with the Securities and Exchange Commission on April 6, 2006.

Registration No. 333-_______________________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

QUESTAR MARKET RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

UTAH (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	87-0287750 (I.R.S. Employer Identification No.)

180 East 100 South Street

P.O. Box 45601

Salt Lake City, Utah 84145-0601

(801) 324-2600

(Address, including zip code, and telephone number, including area code,

of Registrant's principal executive offices)

Thomas C. Jepperson, Esq.

Questar Market Resources, Inc.

180 East 100 South Street

P.O. Box 45601

Salt Lake City, Utah 84145-0601

(801) 324-2648

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Richard J. Grossman, Esq.

Gregory A. Fernicola, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

               Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1) (2)	Proposed Maximum Aggregate Offering Price (2) (3)	Amount of Registration Fee
Debt Securities (4)	$350,000,000	100%	$350,000,000	$37,450
TOTAL	$350,000,000	100%	$350,000,000	$37,450

(1)

The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.  The aggregate public offering price of all securities registered hereby will not exceed $350,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies.  Such amount represents the issue price rather than the principal amount of any debt securities issued at an original issue discount.

(3)

Exclusive of accrued interest, if any.

(4)

Including such indeterminate principal amount of debt securities as may, from time to time, be issued at indeterminate prices.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 6, 2006

Prospectus

$350,000,000

Questar Market Resources, Inc.

(A subsidiary of Questar Corporation)

Debt Securities

________________________________

We may offer, issue and sell debt securities from time to time at an aggregate initial offering price which will not exceed $350,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

We will provide the specific terms of these securities in supplements to this prospectus.  You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus.

Investing in our securities involves certain risks. Please read carefully the section entitled "Risk Factors" beginning on page  of this prospectus.

________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

________________________________

The date of this prospectus is April 6, 2006

TABLE OF CONTENTS

WhereYou Can Find More Information

Incorporation of Certain Information by Reference

Special Note Regarding Forward-Looking Statements

Questar Market Resources, Inc.

Risk Factors

Use of Proceeds

Ratio of Earnings to Fixed Charges

Description of Debt Securities

Plan of Distribution

Legal Matters

Experts

Glossary of Commonly Used Terms

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to "Market Resources," "we," "our," or "us" refer to Questar Market Resources, Inc., and its subsidiaries, while references to "Questar" refer to Questar Corporation, our parent company.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell debt securities, as described in this prospectus, in one or more offerings up to a total dollar amount of $350,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies.  This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus and any prospectus supplement is accurate as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC (File No. 0-30321). These reports and other information can be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports and other information regarding companies that file electronically with the SEC, including us.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus.  This prospectus, which forms a part of the registration statement, does not contain all of the information that is included in the registration statement.  You will find additional information about us in the registration statement.  Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them. This permits us to disclose important information to you by referring you to documents previously filed with the SEC. Any information incorporated by reference is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.  We incorporate by reference the following documents which we have filed with the SEC:

Filing	Period
Annual Report on Form 10-K Current Report on Form 8-K	Year ended December 31, 2005 Filed on April 5, 2006

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this filing and until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC.  Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at Questar Market Resources, Inc., 180 East 100 South Street, P.O. Box 45601, Salt Lake City, Utah 84145-0601 (telephone number (801) 324-2600).

                                                         SPECIAL NOTE REGARDING
                                                  FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.  Forward-looking statements give expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, exploration efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment.  They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

*

the risk factors discussed in this prospectus or listed from time to time in prospectus supplements or any document we incorporate by reference;

*

changes in general economic conditions, including the performance of financial markets and interest rates;

*

changes in industry trends;

*

changes in laws or regulations; and

*

other factors, most of which are beyond our control.

We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

QUESTAR MARKET RESOURCES, INC.

The Company

Market Resources is a natural gas-focused energy company.  We are a wholly-owned subsidiary of Questar. Market Resources is a sub-holding company with four principal subsidiaries: Questar Exploration and Production Company, or Questar E&P, which acquires, explores for, develops and produces natural gas, oil and NGL; Wexpro Company, or Wexpro, which manages, develops and produces cost-of-service reserves for Questar Gas Company, or Questar Gas, a subsidiary of Questar; Questar Gas Management Company, or Gas Management, which provides midstream field services including natural gas-gathering and processing services for affiliates and third parties; and Questar Energy Trading Company, or Energy Trading, which markets equity and third-party gas and oil, provides risk-management services, and through its wholly-owned limited liability company, Clear Creek Storage Company, LLC, owns and operates an underground natural gas-storage reservoir.

See Note 11 to the consolidated financial statements included in our 2005 Annual Report filed on Form 10-K incorporated herein by reference for financial information concerning our lines of business that contribute 10% or more of consolidated revenues.

Certain industry specific terms used in this prospectus are defined in the “Glossary of Commonly Used Terms” beginning on page 29 hereof.

Gas and Oil  Exploration, Development and Production—Questar E&P

Questar E&P operates in two core areas – the Rocky Mountain region of Wyoming, Utah and Colorado and the Midcontinent region of Oklahoma, Texas and Louisiana.  Questar E&P has a large inventory of identified development drilling locations, primarily on the Pinedale Anticline in western Wyoming and in the Uinta Basin of eastern Utah.  Questar E&P continues to conduct exploratory drilling to determine commerciality of its inventory of undeveloped leaseholds located primarily in the Rocky Mountain region, including the assessment of deeper reservoirs under our approximately 143,000 net leasehold acres in the Vermillion Basin of southwest Wyoming and northwest Colorado.  In the Midcontinent, Questar E&P has several active development projects, including an ongoing coalbed methane project in the Arkoma Basin of eastern Oklahoma and an infill development drilling project in the Elm Grove area in northwestern Louisiana.  Questar E&P seeks to maintain geographical and geological diversity with its two core areas.  Questar E&P has in the past and may in the future pursue acquisition of producing properties through the purchase of assets or corporate entities to expand its presence in its core areas or in a new core area.

Questar E&P’s proved natural gas, oil and NGL reserves are reported in our annual reports on Form 10-K filed with the SEC.  At year-end 2005, Questar E&P reported 1,480 Bcfe of estimated proved reserves.  Approximately 80 percent of Questar E&P proved reserves, or 1,179 Bcfe, were located in the Rocky Mountain region of the United States, while the remaining 20%, or 301 Bcfe, were located in the Midcontinent region.   Questar E&P had no reserves or production outside the United States.   Approximately 920 Bcfe of the proved reserves reported by Questar E&P at year-end 2005 were developed, while 560 Bcfe were proved undeveloped.  The majority of the proved undeveloped reserves were associated with our Pinedale Anticline leasehold.    Questar E&P’s primary focus is natural gas.  Natural gas comprised approximately 90% of Questar E&P’s total proved reserves at year-end 2005.

See Item 2 in Part I and Note 12 to the consolidated financial statements included in Item 8 of our 2005 Annual Report filed on Form 10-K incorporated herein by reference for more information on Questar E&P’s proved reserves.

Gas and Oil Development and Production—Wexpro

Wexpro develops and produces gas and oil owned by Questar Gas under the terms of a comprehensive agreement, the Wexpro Agreement.  Pursuant to the Wexpro Agreement, Wexpro recovers its costs and has in each of the past three years received an unleveraged after-tax return of approximately 19% to 20% on its investment base, which is its investment in commercial wells and related facilities, adjusted for working capital and reduced for deferred income taxes and depreciation. The rate of return is indexed to a basket of utility allowed returns. The term of the Wexpro Agreement coincides with the productive life of the gas and oil properties covered therein.  Wexpro’s investment base totaled $206.3 million, $182.8 million and $172.8 million at December 31, 2005, 2004 and 2003, respectively.

Wexpro delivers natural gas production to Questar Gas at a price equal to Wexpro’s cost-of-service. Wexpro cost-of-service gas satisfied 41% of Questar Gas's system requirements during 2005 at a cost-of-service pricing that is significantly lower than Questar Gas's average cost for purchased gas.

Wexpro gas and oil-development and production activities are subject to the same type of regulation as Questar E&P. In addition, The Utah Division of Public Utilities has oversight responsibility and retains an outside reservoir-engineering consultant and a financial auditor to assess the prudence of Wexpro activities.

Wexpro owns oil-producing properties. Under terms of the Wexpro Agreement, revenues from crude-oil sales offset operating expenses and provide Wexpro with a return on its investment. Surplus revenues, after recovery of expenses and Wexpro's return on investment, are divided between Wexpro (46%) and Questar Gas (54%).

Wexpro’s operations are contractually limited to a finite set of properties set forth in the Wexpro Agreement.  Advances in technology (e.g., pad drilling and multi-stage hydraulic fracture stimulation) have created new investment opportunities on many of the subject properties.

See Note 10 to the consolidated financial statements included in our 2005 Annual Report on Form 10-K incorporated herein by reference for more information on the Wexpro Agreement.

Gas Gathering and Processing—Gas Management

Gas Management provides natural gas-gathering and processing services to affiliates and third-party producers in the Rocky Mountain region. Gas Management also owns 50% of Rendezvous Gas Services, LLC (“Rendezvous”), a joint venture that operates gas-gathering facilities in western Wyoming. Rendezvous gathers natural gas for Pinedale Anticline and Jonah Field producers for delivery to various interstate pipelines. Under a contract with Questar Gas, Gas Management also gathers cost-of-service volumes produced from properties operated by Wexpro.

Approximately 56% of Gas Management revenues are derived from fee-based gathering and processing agreements.  The remaining revenues are derived from natural gas processing margins that are in part exposed to the frac spread. To reduce processing margin risk, Gas Management has restructured many of its processing agreements with producers from "keep-whole" contracts to "fee-based" contracts. A keep-whole contract insulates producers from frac spread risk while a fee-based contract eliminates commodity-price risk for the processing plant owner.  To further reduce processing margin volatility associated with keep-whole contracts, Gas Management may also attempt to reduce processing margin risk with forward-sales contracts for NGL or hedge NGL prices and equivalent gas volumes with the intent to lock in a processing margin.

Marketing, Trading and Gas Storage—Energy Trading

Energy Trading markets natural gas, oil and NGL.  It combines gas volumes purchased from third parties and equity production (production from affiliates) to build a flexible and reliable portfolio.  As a wholesale marketing entity, Energy Trading concentrates on markets in the Rocky Mountains, Pacific Northwest and Midcontinent that are close to reserves owned by affiliates or accessible by major pipelines.  It contracts for firm-transportation capacity on pipelines and firm-storage capacity at Clay Basin, a large baseload-storage facility owned by affiliate Questar Pipeline Company.  Energy Trading, through its Clear Creek Storage Company, LLC, operates an underground gas-storage reservoir in southwest Wyoming.  It uses owned and leased-storage capacity together with firm-transportation capacity to take advantage of price differentials and arbitrage opportunities.

Energy Trading uses derivatives to manage commodity price risk. Energy Trading primarily uses fixed-price swaps to secure a known price for a specific volume of company production. Energy Trading does not engage in speculative hedging transactions. See Notes 1 and 5 to the consolidated financial statements and Commodity-Price Risk Management included in our 2005 Annual Report on Form 10-K incorporated herein by reference for additional information relating to hedging activities.

Principal Executive Offices

Our principal executive offices are located at 180 East 100 South, P.O. Box 45601, Salt Lake City, Utah 84145-0601, and our telephone number is (801) 324-2600. We also maintain regional operating offices in Denver, Colorado; Oklahoma City, Oklahoma; Tulsa, Oklahoma; and Rock Springs, Wyoming.

RISK FACTORS

This section describes material risks of purchasing our securities. You should carefully consider these risks, in addition to the other information contained in this prospectus or incorporated in this prospectus by reference, before purchasing any of the securities offered by this prospectus. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Special Note Regarding Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

The future price of natural gas, oil and NGL is unpredictable.    Historically the price of natural gas, oil and NGL has been volatile and is likely to continue to be volatile in the future.  Any significant or extended decline in commodity prices would impact our future financial condition, revenues, results of operations, cash flows and rate of growth.  Because approximately 90% of our proved reserves at December 31, 2005 were natural gas, we are substantially more sensitive to changes in natural gas prices than we are to changes in oil prices.

We cannot predict the future price of natural gas, oil and NGL because of factors beyond our control, including but not limited to:

*

changes in domestic and foreign supply of natural gas, oil and NGL;

*

changes in local, regional, national and global demand for natural gas, oil, and NGL;

*

regional price differences resulting from available pipeline transportation capacity or local demand;

*

the level of imports of, and the price of, foreign natural gas, oil and NGL;

*

domestic and global economic conditions;

*

domestic political developments;

*

weather conditions;

*

domestic and foreign government regulations and taxes;

*

political instability or armed conflict in oil and natural gas producing regions;

*

the price, availability and acceptance of alternative fuels; and

*

U.S. storage levels of natural gas, oil and NGL.

We use derivative instruments to manage exposure to uncertain prices.  We use financial contracts to hedge exposure to volatile natural gas, oil and NGL prices and to protect cash flow, returns on capital, net income and credit ratings from downward commodity-price movements. To the extent we hedge our commodity price exposure, we forgo the benefits we would otherwise experience if commodity prices increase.  Wexpro generates revenues that are not significantly sensitive to short-term fluctuations in commodity prices.

We enter into commodity-price hedging arrangements with creditworthy counterparties (banks and industry participants) with a variety of credit requirements.  Some contracts do not require us to post cash collateral, while others allow some amount of credit before we are required to deposit collateral for out-of-the-money hedges.  The amount of credit available may vary depending on the credit rating assigned to our debt securities. A substantial increase in the price of natural gas, oil and/or NGL could result in the requirement to deposit large amounts of collateral with counterparties that could seriously impact our cash liquidity.  Additionally, a downgrade in our credit ratings to sub-investment grade could result in acceleration of our obligations to hedge counterparties.

We may not be able to economically find and develop new reserves.  Our profitability depends not only on prevailing prices for natural gas, oil and NGL, but also our ability to find, develop and acquire gas and oil reserves that are economically recoverable. Substantial capital expenditures are required to find, develop and acquire gas and oil reserves to replace those depleted by production.

Our gas and oil reserve estimates are imprecise and subject to revision.  Our proved natural gas and oil reserve estimates are prepared annually by independent reservoir-engineering consultants. Gas and oil reserve estimates are subject to numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and timing of development expenditures. The accuracy of these estimates depends on the quality of available data and on engineering and geological interpretation and judgment. Reserve estimates are imprecise and will change as additional information becomes available. Estimates of economically recoverable reserves and future net cash flows prepared by different engineers, or by the same engineers at different times may vary significantly. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. In addition the estimation process also involves economic assumptions relating to commodity prices, production costs, severance and other taxes, capital expenditures and remedial costs. Actual results most likely will vary from estimates.  Any significant variance could reduce the estimated future net revenues from proved reserves and the present value of those reserves.

Investors should not assume that the “standardized measure of discounted future net cash flows” from Questar E&P’s proved reserves is the current market value of the estimated natural gas and oil reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from Questar E&P’s proved reserves is based on prices and costs in effect on the date of the estimate, holding the prices constant throughout the life of the properties. Actual future prices and costs may differ materially from those used in the current estimate, and future determinations of the standardized measure of discounted future net cash flows using then current prices and costs may be significantly less than the current estimate.

We face many operating risks to develop and produce our reserves.  Drilling is a high-risk activity. Operating risks include: fire, explosions and blow-outs; unexpected drilling conditions such as abnormally pressured formations; abandonment costs; pipe, cement or casing failures; environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids (including groundwater contamination).  We could incur substantial losses as a result of injury or loss of life; pollution or other environmental damage; damage to or destruction of property and equipment; regulatory investigation; fines or curtailment of operations; or attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

              As is customary in our industry, we maintain insurance against some, but not all, of these potential risks and losses.  We can not assure that our insurance will be adequate to cover these potential losses or liabilities.  Losses and liabilities arising from uninsured or underinsured events could have an adverse effect on our financial condition and operations.

Shortages of oilfield equipment, services and qualified personnel could impact results of operations.  The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages.  There have also been shortages of drilling rigs and other equipment, as demand for rigs and equipment has increased along with the number of wells being drilled.  These factors also cause significant increases in costs for equipment, services and personnel.  Higher oil and natural gas prices generally stimulate increased demand and result in increased costs for drilling rigs, crews and associated supplies, equipment and services.  These shortages or cost increases could impact our profit margin, cash flow and operating results or restrict our ability to drill wells and conduct operations.

A significant portion of our  production, revenue and cash flow are derived from assets that are concentrated in a geographical area.  While geographic concentration of assets provides scope and scale that can reduce operating costs and provide other operating synergies, asset concentration does increase exposure to certain risks.  We have extensive operations on the Pinedale Anticline and in the Greater Green River Basin of southwest Wyoming.  Any circumstance or event that negatively impacts the operations of Questar E&P, Wexpro or Gas Management in that area could materially reduce our earnings and cash flow.

We are subject to complex regulations on many levels.  We are subject to federal, state and local environmental, health and safety laws and regulations. Environmental laws and regulations are complex, change frequently and tend to become more onerous over time. In addition to the costs of compliance, we may incur substantial costs to take corrective actions at both owned and previously owned facilities. Accidental spills and leaks requiring cleanup may occur in the ordinary course of business. As standards change, we may incur significant costs in cases where past operations followed practices that were considered acceptable at the time, but that now require remedial work to meet current standards. Failure to comply with these laws and regulations may result in fines, significant costs for remedial activities, or injunctions.

We must comply with numerous and complex regulations governing our activities on federal and state lands in the Rocky Mountain region, notably the National Environmental Policy Act, the Endangered Species Act and the National Historic Preservation Act. Federal and state agencies frequently impose conditions on our activities. These restrictions tend to become more stringent over time, and can limit or prevent us from exploring for, finding and producing natural gas, oil and NGL on our Rocky Mountain region leasehold. Certain environmental groups oppose drilling on some of our federal and state leases.

Various federal agencies within the U.S. Department of the Interior, particularly the Minerals Management Service and the Bureau of Indian Affairs, along with each Native American tribe, promulgate and enforce regulations pertaining to gas and oil operations on Native American tribal lands. These regulations include such matters as lease provisions, drilling and production requirements, environmental standards and royalty considerations. In addition, each Native American tribe is a sovereign nation having the right to enforce laws and regulations independent from federal, state and local statutes and regulations. These tribal laws and regulations include various taxes, fees, requirements to employ Native American tribal members and other conditions that apply to lessees, operators and contractors conducting operations on Native American tribal lands. Finally, lessees and operators conducting operations on tribal lands are generally subject to the Native American tribal court system. One or more of these factors may increase our costs of doing business on Native American tribal lands and have an impact on the viability of our gas, oil and transportation operations on such lands.

We are dependent on bank credit facilities and continued access to capital markets to successfully execute our operating strategies.  We rely on bank borrowing, inter-company loans from Questar and access to public capital markets to finance a material portion of our operating strategies. Questar relies on access to bank credit and commercial paper markets to make inter-company loans to us. We are dependent on these capital sources to provide capital to acquire and develop our properties. The availability and cost of these credit sources is cyclical and these capital sources may not remain available to us or we may not be able to obtain money at a reasonable cost in the future. All of our bank loans and short-term loans from Questar are in the form of floating-rate debt. From time to time we may use interest rate derivatives to fix the rate on a portion of our variable rate debt. The interest rates on our bank loans are tied to our debt credit ratings published by Standard & Poor's and Moody's. A downgrade of our credit ratings could increase the interest cost of this debt and decrease future availability of money from banks and other sources. We believe it is important to maintain investment-grade credit ratings to conduct our business, but we may not be able to keep investment-grade ratings.

There is no promise of continuing relationships with Questar.  We are a wholly-owned subsidiary of Questar and our goals and strategies are important to Questar. Questar, however, offers no explicit promise of continued ownership or of the availability of capital going forward. Our ability to receive future equity and debt capital from Questar also depends on Questar's ability to access capital markets on reasonable terms. We also enter into business transactions with affiliated companies. Gas Management and Wexpro have long-term agreements to gather and develop reserves owned by Questar Gas. All transactions are on a competitive market basis or under contracts approved by regulatory agencies and the courts, but such business relationships may not continue in the future.

General economic and other conditions impact our results.  Our results may also be negatively affected by changes in general economic conditions; changes in regulation; availability and economic viability of gas and oil properties for sale or exploration; creditworthiness of counterparties; rate of inflation and interest rates; assumptions used in business combinations; weather and natural disasters; changes in customers' credit ratings; competition from other forms of energy, other pipelines and storage facilities; effects of accounting policies issued periodically by accounting standard-setting bodies; terrorist attacks or acts of war; changes in our business or financial condition; changes in credit ratings; and availability of financing.

RISKS RELATED TO THE DEBT SECURITIES

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities.  Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus and the accompanying prospectus supplement will be new securities for which there currently is no established trading market.  We may elect not to list any debt securities on a national securities exchange.  While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time.  No assurance can be given:

•

that a market for any series of debt securities will develop or continue;

•

as to the liquidity of any market that does develop; or

•

as to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay  dividends and to advance funds.  In addition, our ability to participate in any distribution of our subsidiaries’ assets is generally subject to the prior claims of the subsidiaries’ creditors.  Because we conduct our business primarily through our subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of our subsidiaries and their ability to pay dividends and advance funds.  Contractual and legal restrictions applicable to our subsidiaries could limit our ability to obtain cash from them.  Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency generally would be subject to the prior claims of the subsidiaries’ creditors.  As a result, any debt securities we may issue will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, including repayment of debt, working capital and the expansion of our businesses.

                                              RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for the periods indicated are stated below.  For purposes of this presentation, “earnings” represent income before income taxes and the cumulative effect of accounting changes adjusted for fixed charges, earnings and distributed income of equity investees, minority interest in consolidated subsidiaries and the amortization of capitalized interest, if any. “Fixed charges” consist of total interest charges (expensed and capitalized), amortization of debt issuance costs and the interest portion of rental costs (which is estimated at 50%).  Income before income taxes and cumulative effect of accounting changes includes our share of pretax earnings of equity investees.

	Year Ended December 31,
	2005	2004	2003	2002	2001

Ratio of Earnings to Fixed Charges	13.86	10.11	7.57	5.29	7.42

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may sell from time to time will be issued under an indenture dated as of March 1, 2001, between us and Wells Fargo Bank, N.A., as successor trustee. The following description is only a summary of the material provisions of the indenture. This summary description is not meant to be a complete description of the debt securities.  However, this prospectus and any accompanying prospectus supplement will contain the material terms of the securities being offered. We have filed the indenture as an exhibit to the registration statement of which this prospectus forms a part and you may inspect it at the office of the trustee. Terms not otherwise defined below will have the meanings assigned to them in the indenture. When we refer to securities, we refer to all debt securities that we have issued or may issue in the future under the indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered.  These terms will include some or all of the following, among others:

*

the title of such debt securities;

*

any limit on the aggregate principal amount of such debt securities;

*

the price or prices at which we will sell such debt securities;

*

the maturity date or dates, or method, if any, by which such dates shall be determined, on which the principal (and premium, if any) of such debt securities is payable;

*

the rate or rates at which such debt securities shall bear interest, if any, or the method, if any, by which such rate or rates are to be determined, the date or dates from which such interest shall accrue, or the method, if any, by which such date or dates shall be determined, the interest payment dates, if any, on which such interest shall be payable and the record date, if any, for the interest payable on any interest payment date, whether and under what circumstances additional amounts on such debt securities or any of them shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

*

the person to whom any interest on such debt securities shall be payable if other than the person in whose name that security is registered at the close of business on the record date for such interest;

*

if in addition to or other than in Salt Lake City, Utah, the place or places where the principal of (and premium, if any) and interest on or any additional amounts with respect to such debt securities shall be payable;

*

whether any of such debt securities are to be redeemable at our option and, if so, the period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option;

*

our obligation, if any, or option to redeem or purchase such debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased;

*

the denominations in which any of such debt securities shall be issuable;

*

the currency of denomination of such debt securities and the currency or currencies in which payment of the principal of (and premium, if any) and interest on or any additional amounts with respect to such debt securities will be made;

*

any deletions from, modifications of or additions to the events of default or covenants set forth in the indenture pertaining to such debt securities;

*

whether such debt securities of such series shall be issued in whole or in part in global form, including book-entry securities, and the depositary for such global securities, and the name of the depositary with respect to any global security;

*

the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to such debt securities;

*

the application, if any, of the terms of the indenture relating to a holder's right to require us to repurchase such debt securities if a Change of Control occurs (which terms are described below) to such debt securities; and

*

any other terms of such debt securities (which terms shall not be inconsistent with the provisions of the indenture).

Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.  The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.  Debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.  The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Ranking

The indenture provides for the issuance of securities in one or more series, without limitation as to aggregate principal amount and without the consent of the holders of any existing series of debt securities issued under the indenture. As a holding company with subsidiaries, the claims of creditors of our subsidiaries will have priority over the claims of holders of the debt securities. The debt securities will be our unsecured obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

Book Entry System

Unless an accompanying prospectus supplement states otherwise, the debt securities will be issued in the form of a single global security. The debt securities will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") on behalf of DTC and for so long as DTC or its nominee is the registered owner of the debt securities, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities for all purposes under the indenture. Except as set forth below, a security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Upon our issuance of the debt securities, DTC or its nominee will credit the accounts of persons holding through it on its book entry registration and transfer system with the respective principal amounts of the debt securities represented by the global security. The accounts to be credited will be designated by the applicable underwriters of such debt securities. Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC, called participants, or persons that hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee for the global security. Ownership of beneficial interest in a global security by persons that hold interests through participants will be shown on, and the transfer of ownership will be effected only through, records maintained by such participant. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a global security.

Except as provided below, owners of beneficial interests in debt securities represented by a global security will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, known as certificated debt securities, and will not be considered the owners or holders of such debt securities under the indenture.

Debt securities represented by a global security will be exchangeable for certificated debt securities only if:

*

DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for the global security or we become aware that DTC has ceased to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days after we receive such notice or become aware of such ineligibility; or

*

we, in our sole discretion, determine to discontinue use of the system of book entry transfer and to exchange the global security for certificated debt securities.

Upon any such exchange, the certificated debt securities will be registered in the names that DTC or its nominee holding the global security may direct.

We will make principal, premium and interest payments on the global security to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented thereby for all purposes under the indenture. DTC's practice is to credit participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to DTC is our responsibility and that of the trustee, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the owners of beneficial interests in a global security held through such participants is the responsibility of such participants. Neither we, the trustee, the Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security representing any debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The debt securities will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participants' accounts, thus eliminating the need of physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under DTC's system must be made by or through direct participants, which will receive a credit for such debt securities on DTC's records. The ownership interest of each actual purchaser, or beneficial owner, of each debt security represented by a global security is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfer of ownership interests in the global security are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of the global security will not receive certificated debt securities representing their ownership interests in the global security, except in the limited circumstances described above.

To facilitate subsequent transfers, the global security deposited with, or on behalf of, DTC is registered in the name of DTC's nominee, Cede & Co. The deposit of the global security with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global security; DTC's records reflect only the identity of the direct participants to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose account the debt securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

No service charge will be made for the registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith. Debt securities may be surrendered for registration of transfer or exchange at our offices or agencies maintained for such purpose, which shall initially be the Corporate Trust Office of the trustee in Chicago, Illinois. In the event that certificated debt securities are issued or if DTC shall so require, we will be required to appoint a paying agent and security registrar in The City of New York. We may appoint additional paying agents and security registrars and may change any paying agent or security registrar, subject to our obligation under the indenture to maintain a paying agent and security registrar in Chicago, Illinois and, in the event that certificated debt securities are issued or if DTC shall so require, The City of New York. At our option, payment of interest on certificated debt securities may be made by check mailed to the addresses of the persons entitled thereto as they appear on the security register.

Restrictive Covenant

Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of debt securities:

Limitation on Liens. Subject to certain exceptions, we will not, and will not permit any Subsidiary to, create, assume or suffer to exist, otherwise than in favor of us or a Subsidiary, any mortgage, pledge, lien, encumbrance, or security interest (collectively, "Liens") upon any of our properties or assets or upon any income or profits therefrom unless the debt securities shall be equally and ratably secured. This prohibition will not apply to:

*

Liens existing as of the date of the indenture;

*

any purchase money mortgage or Lien created to secure all or part of the purchase price of any property (or to secure a loan made to us or any Subsidiary to enable it to acquire such property), provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and the income or profits therefrom;

*

Liens on any property at the time of the acquisition thereof, whether or not assumed by us or a Subsidiary; provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and income or profits therefrom;

*

Liens on property or any contract for the sale of any product or service, or any rights thereunder or any proceeds therefrom, acquired or constructed by us or a Subsidiary and created within one year after the later of:

*

the completion of such acquisition or construction, or

*

the commencement of operation of the property, provided that such Lien shall extend only to the property so acquired or constructed, improvements thereon, replacements thereof and income or profits therefrom;

*

Liens on the property or assets of Subsidiaries outstanding at the time they become Subsidiaries;

*

Liens created or assumed by us or a Subsidiary on coal, geothermal, oil, natural gas, inert gas, other hydrocarbon or mineral properties owned or leased by us or a Subsidiary to secure loans to us or a Subsidiary, for the purpose of developing such properties;

*

Liens on any investment (as defined in the indenture) of ours or that of a Subsidiary of ours in any Person other than a Subsidiary or on any security representing any investment of ours or a Subsidiary of ours;

*

any Lien not otherwise permitted by the indenture, provided that after giving effect to such Lien the sum of all indebtedness of us and our Subsidiaries secured by Liens not otherwise permitted by the indenture and all Attributable Debt of us and our Subsidiaries (to the extent not included in indebtedness secured by Liens not otherwise permitted) does not exceed 10% of Consolidated Capitalization;

*

any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by certain permitted Liens, provided that the principal amount of the obligation or indebtedness secured by such refunding or extension shall not exceed the principal amount of the obligation or indebtedness then outstanding and shall be limited in lien to the same or substituted property and after acquired property that secured the refunded or extended obligation or indebtedness;

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Liens upon any office equipment, data processing equipment or any motor vehicles, tractors or trailers;

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Liens of or upon or in current assets of ours or a Subsidiary of ours created or assumed to secure indebtedness incurred in the ordinary course of business;

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any Lien which is payable, both with respect to principal and interest, solely out of the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by us or a Subsidiary of ours;

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Liens to secure indebtedness incurred to finance advances made by us or any Subsidiary of ours to any third party for the purpose of financing oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, provided that such Liens shall extend only to our receivables or that of such Subsidiary in respect of such advances; and

*

any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals produced at any time on any property of ours or a Subsidiary of ours.

Also excepted from the general prohibition are various other liens, such as mechanics' or materialmen's liens, certain governmental liens, leases, certain judgment liens, and certain liens arising in connection with leases, easements and rights of way.

Change of Control

Unless an accompanying prospectus supplement states otherwise, if a Change of Control occurs and is accompanied by a Rating Decline (together, a "Change of Control Triggering Event"), each registered holder of debt securities will have the right to require us to offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's debt securities at a purchase price in cash equal to the principal amount of the debt securities plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following any Change of Control Triggering Event, we will mail a notice (the "Change of Control Offer") to each registered holder with a copy to the trustee stating:

(1)

that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder's debt securities at a purchase price in cash equal to the principal amount of such debt securities plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment");

(2)

the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

(3)

the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its debt securities repurchased.

On the Change of Control Payment Date, we will, to the extent lawful:

(1)

accept for payment all debt securities or portions thereof (in integral multiples of $1,000) properly tendered and not withdrawn under the Change of Control Offer;

(2)

deposit with the paying agent an amount equal to the Change of Control Payment in respect of all debt securities or portions thereof so tendered; and

(3)

deliver or cause to be delivered to the trustee the debt securities so accepted together with an Officers' Certificate stating the aggregate principal amount of debt securities or portions thereof being purchased by us.

The paying agent will promptly mail to each holder of debt securities so tendered the Change of Control Payment for such debt securities, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new debt security equal in principal amount to any unpurchased portion of the debt securities surrendered, if any; provided that each such new debt security will be in a principal amount of $1,000 or an integral multiple of $1,000.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a debt security is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the debt securities in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under any indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control Triggering Event or (ii) we will repay all outstanding Indebtedness issued under any indenture or other agreement that may be violated by a payment to the holders of debt securities under a Change of Control Offer or we must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness. We covenant to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control Triggering Event, it being an Event of Default under the indenture if we fail to comply with such covenant within 30 days after receipt of written notice from the trustee or the holders of at least 25% in principal amount of the debt securities.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all debt securities validly tendered and not withdrawn under such Change of Control Offer.

Our and our Subsidiaries' current and/or future debt instruments may require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a Change of Control Triggering Event, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any debt securities upon the occurrence of a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the debt securities could cause a default under such debt instruments, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. In such event, we may not be able to satisfy our obligations to repurchase the debt securities unless we are able to refinance or obtain waivers with respect to such debt instruments. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of debt securities before their scheduled maturity. Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of debt securities exercise their repurchase rights following a Change of Control Triggering Event, resulting in an Event of Default under the indenture. An Event of Default under the indenture may result in a default under our current and/or future debt instruments.

Definitions

Certain terms used in the indenture are defined and are used in this prospectus as follows:

"Attributable Debt" means, as of the date of determination, the present value of net rent for the remaining term of a capital lease, determined in accordance with generally accepted accounting principles in the United States ("GAAP"), which is part of a Sale and Leaseback Transaction (as defined), including any periods for which the lessee has the right to renew or extend the lease. For purposes of the foregoing, "net rent" means the sum of capitalized rental payments required to be paid by the lessee, other than amounts required to be paid by the lessee for maintenance, repairs, insurance, taxes, assessments, energy, fuel, utilities and similar charges. In the case of a capital lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered to be required to be paid under such lease subsequent to the first date upon which it may be so terminated.

"Change of Control" means the occurrence of any of the following:

(1)

Questar or any of its affiliates ceases to own, directly or indirectly, beneficially or of record or otherwise, collectively more than 50% of the aggregate voting power of our voting stock (or its successor by merger, consolidation or purchase of all or substantially all of our assets);

(2)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our Subsidiaries' assets, taken as a whole to any person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to Questar or any of its affiliates; or

(3)

the adoption by our stockholders of a plan or proposal of our liquidation or dissolution.

Although there is a limited body of case law interpreting the phrase "all or substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control Triggering Event has occurred and whether a holder of debt securities may require us to make an offer to repurchase the debt securities as described above.

"Consolidated Capitalization" means, without duplication, the sum of:

*

the principal amount of our Consolidated Funded Debt and that of our Subsidiaries at the time outstanding,

*

the total capital represented by our capital stock and that of our Subsidiaries at the time outstanding based, in the case of stock having par value, upon its par value, and in the case of stock having no par value, upon the value stated on our books,

*

the total amount of (or less the amount of any deficit in) our retained earnings and paid in capital and that of our Subsidiaries,

*

reserves for deferred federal and state income taxes arising from timing differences, and

*

Attributable Debt, all as shown on our consolidated balance sheet, prepared in accordance with GAAP; provided that in determining our consolidated retained earnings and paid in capital, no effect shall be given to any unrealized write up or write down in the value of assets or any amortization thereof, except for accumulated provisions for depreciation, depletion, amortization and property retirement which shall have been created by charges made by us or any of our Subsidiaries on our or their books.

"Consolidated Funded Debt" means our Funded Debt and that of our Subsidiaries, consolidated in accordance with GAAP.

"Funded Debt" means all Indebtedness that will mature, pursuant to a mandatory sinking fund or prepayment provision or otherwise, and all installments of Indebtedness that will fall due, more than one year from the date of determination. In calculating the maturity of any Indebtedness, there shall be included the term of any unexercised right of the debtor to renew or extend such Indebtedness existing at the time of determination.

"Indebtedness" means all items of indebtedness for borrowed money (other than unamortized debt discount and premium) which would be included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP as of the date as of which Indebtedness is to be determined, and shall include indebtedness for borrowed money (other than unamortized debt discount and premium) with respect to which we or any Subsidiary of ours customarily pays interest secured by any mortgage, pledge or other lien or encumbrance of or upon, or any security interest in, any properties or assets owned by us or any Subsidiary of ours, whether or not the Indebtedness secured thereby shall have been assumed, and shall also include guarantees of Indebtedness of others; provided that in determining our Indebtedness or that of any of our Subsidiaries, there shall be included the aggregate liquidation preference of all outstanding securities of any Subsidiary senior to its Common Stock that are not owned by us or a Subsidiary of ours; and provided, further, that Indebtedness of any Person shall not include the following:

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any indebtedness evidence of which is held in treasury (but the subsequent resale of such indebtedness shall be deemed to constitute the creation thereof); or

*

any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depository (or set aside and segregated, if permitted by the instrument creating such indebtedness), in trust, money (or evidence of such indebtedness as permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness; or

*

any indebtedness incurred to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development to the extent that the issuer thereof has outstanding advances to finance oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development, but only to the extent such advances are not in default; or

*

any indebtedness incurred without recourse to us or any of our Subsidiaries; or

*

any indebtedness incurred to finance advance payments for gas (pursuant to take or pay provisions or otherwise), but only to the extent that such advance payments are pursuant to gas purchase contracts entered into in the normal course of business; or

*

any amount (whether or not included in determining total liabilities as shown on the liability side of a balance sheet prepared in accordance with GAAP) representing capitalized rent under any lease; or

*

any indirect guarantees or other contingent obligations in respect of indebtedness of other Persons, including agreements, contingent or otherwise, with such other Persons or with third parties with respect to, or to permit or assure the payment of, obligations of such other Persons, including, without limitation, agreements to purchase or repurchase obligations of such other Persons, to advance or supply funds to, or to invest in, such other Persons, or to pay for property, products or services of such other Persons (whether or not conveyed, delivered or rendered); demand charge contracts, through put, take or pay, keep well, make whole or maintenance of working capital or similar agreements; or guarantees with respect to rental or similar periodic payments to be made by such other Persons.

"Moody's" means Moody's Investors Service or, if Moody's Investors Service shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "Moody's" shall mean any other national recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

"Place of Payment" means, when used with respect to the debt securities, the place or places where the principal of (and premium, if any) and interest on the debt securities are payable as specified and contemplated by the indenture.

"Rating Agencies" means Moody's and S&P.

"Rating Date" means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) our intention to effect a Change of Control.

"Rating Decline" shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the debt securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies), either of the Rating Agencies assigns a rating to the debt securities that is lower than an investment-grade rating. An investment-grade rating with respect to Moody's shall mean a rating of "Baa3" or higher and an investment grade rating with respect to S&P shall mean a rating of "BBB-" or higher.

"S&P" means Standard & Poor's Ratings Services or, if Standard & Poor's Ratings Services shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "S&P" shall mean any other national recognized rating agency, other than Moody's, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

"Sale and Leaseback Transaction" means an arrangement in which we or one of our Subsidiaries sells any of our or their property which was placed into service more than 120 days prior to such sale to a Person and leases it back from that Person within 180 days of the sale.

"Stated Maturity" means, when used with respect to any debt security or any installment of principal thereof or interest thereon, the date specified in such debt security as the fixed date on which the principal of such debt security or such installment of principal or interest is due and payable.

Consolidation, Merger and Sale of Assets

Nothing contained in the indenture or in any of the debt securities will prevent any consolidation or merger of us with or into any other Person (whether or not affiliated with us), or successive consolidations or mergers in which we or our successor shall be a party, or will prevent any conveyance, transfer or lease of our property as an entirety or substantially as an entirety, to any other Person (whether or not affiliated with us); provided, however, that:

*

in case of such a transaction, the entity formed by such consolidation or into which we are merged, or the Person which acquires or leases our properties and assets substantially as an entirety shall be a corporation, partnership, limited liability company, association, company or business trust organized under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on all the debt securities and the performance of every other covenant of the indenture;

*

immediately after giving effect to such transaction, no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing; and

*

each of us and the successor Person shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction complies with the requirements in the previous two paragraphs, and that all conditions precedent relating to such transaction have been complied with.

Events of Default

Unless an accompanying prospectus supplement states otherwise, the following are Events of Default with respect to the debt securities:

*

failure to pay the principal of, or premium, if any, on any debt security when due;

*

failure to pay any interest installment, or an additional amount, if any, on any debt security when due, in each case, continued for 30 days;

*

failure to perform any of our other covenants, continued for 90 days after written notice as provided in the indenture;

*

the occurrence of an event of default in other indebtedness of ours (including securities other than the debt securities) which results in indebtedness in excess of $10,000,000 principal amount being due and payable prior to maturity, and such acceleration is not rescinded or annulled or such indebtedness is not discharged after written notice as provided in the indenture;

*

certain events of bankruptcy, insolvency or reorganization as described in the indenture; and

*

if applicable, the Event of Default described above relating to the terms of the indenture with respect to the holder's right to require us to repurchase such debt securities if a Change of Control occurs.

If an Event of Default with respect to debt securities at the time outstanding shall occur and be continuing, then and in every such case, unless the principal of all the debt securities has already become due and payable, the trustee or the holders of at least 33 1/3% in principal amount of the outstanding debt securities may declare, by a notice in writing to us, and to the trustee if given by holders, the entire principal amount of all the outstanding debt securities to be due and payable immediately. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities, by written notice to us and the trustee, may, in certain circumstances, rescind and annul such declaration.

No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder previously shall have given to the trustee written notice of a continuing Event of Default and unless also the holders of at least 25% of the aggregate principal amount of outstanding debt securities shall have made written request to, and have offered reasonable indemnity upon, the trustee, to institute such proceeding, and the trustee shall not have received direction inconsistent with such request in writing by the holders of a majority in principal amount of outstanding debt securities and shall have neglected or refused to institute such proceeding within 60 days. However, the rights of any holder of any debt securities to enforce the payment of principal, premium, if any, and interest due on such debt securities on or after the dates expressed in such debt securities may not be impaired or affected.

We must furnish the trustee within 120 days after the end of each fiscal year a statement signed by one of certain of our officers stating that a review of our company's activities during that year and our performance under the indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatory, based on such review, we have complied with all conditions and covenants of the indenture, or, if we are in default, specifying the default.

Waiver, Modification and Amendment

The holders of a majority in principal amount of the outstanding debt securities may waive certain past defaults, except a default in the payment of the principal of, premium, if any, or interest on any debt security or in respect of any covenant or provision in the indenture which under the terms of the indenture cannot be modified without the consent of all holders of outstanding debt securities. The holders of a majority in aggregate principal amount of outstanding debt securities may waive our compliance with certain restrictive provisions.

We and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities, provided that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

*

change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any debt security;

*

reduce the principal of, premium, if any, or interest on, or any premium payable upon the redemption of, any debt security;

*

change the Place of Payment or change the currency of payment of principal, premium, if any, or interest on, any debt security;

*

impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

*

reduce the percentages of holders of outstanding debt securities specified in this or the preceding paragraph;

*

change the provisions related to the Change of Control repurchase; or

*

effect certain other modifications or amendments described in the indenture.

In the case of provisions of the indenture affecting other series of securities as well as the debt securities, the holders of the debt securities will be treated as a separate class of securities for purposes of determining whether consent or waiver of a majority of holders has been obtained.

Defeasance and Covenant Defeasance

Unless an accompanying prospectus supplement states otherwise, we may elect either:

*

to defease and be discharged from our obligations with respect to the debt securities ("defeasance"); or

*

to be released from our obligations with respect to such debt securities described above under "Limitations on Liens" and "Consolidation, Merger and Sale of Assets" ("covenant defeasance"), upon the irrevocable deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on such debt securities on the scheduled due date therefor.

Defeasance and covenant defeasance are each conditioned upon, among other things, our delivery to the trustee of an Opinion of Counsel to the effect that the holders of the debt securities will have no federal income tax consequences as a result of such deposit.

Notices

Notices to holders of the debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We or the trustee may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holders upon surrender to the trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity satisfactory to us and the trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, N.A. is the successor trustee under the indenture and is an affiliate of Wells Fargo Securities, LLC.  The indenture contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us; however, if it acquires a conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act of 1939, as amended. The indenture also provides that we will indemnify the trustee against loss, liability or expense incurred without negligence or bad faith on the part of the trustee arising out of or in connection with the trust under the indenture. Wells Fargo Bank, N.A. (1) participates in our $200 million credit agreement, (2) is a creditor of our parent company, Questar, and (3) performs routine banking functions for us.

PLAN OF DISTRIBUTION

We may sell any series of the debt securities being offered hereby in one or more of the following ways from time to time:

*

to underwriters or dealers for resale to the public or to institutional investors;

*

directly to institutional investors; or

*

through agents to the public or to institutional investors.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

*

the name or names of any underwriters or agents;

*

the purchase price of the securities and the proceeds to be received by us from the sale;

*

any underwriting discounts or agency fees and other items constituting underwriters’* or agents’* compensation;

*

any initial public offering price;

*

any discounts or concessions allowed or reallowed or paid to dealers; and

*

any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

*

negotiated transactions;

*

at a fixed public offering price or prices, which may be changed;

*

at market prices prevailing at the time of sale;

*

at prices related to prevailing market prices; or

*

at negotiated prices.

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals.  The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale.  The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale.  Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us.  The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each series of securities will be a new issue of securities and will have no established trading market. The securities will not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Thomas C. Jepperson, Esq., Vice President and General Counsel for Questar Corporation and Skadden, Arps, Slate, Meagher & Flom LLP New York, New York will act as counsel to us.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2005 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon included therein and incorporated herein by reference.  Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain information with respect to our natural gas and oil reserves has been derived from the reports of Ryder Scott Company, Netherland, Sewell & Associates, and H. J. Gruy and Associates, Inc., independent reservoir engineers, and has been included and incorporated by reference in this prospectus upon the authority of such firms as experts with respect to matters covered by such reports and in giving such reports.

GLOSSARY OF COMMONLY USED TERMS

B

Billion

bbl

Barrel, which is equal to 42 U.S. gallons and is a common measure of volume of crude oil and other liquid hydrocarbons.

basis

The difference between a reference or benchmark commodity price and the corresponding sales price at various regional sales points.

Btu

One British thermal unit – a measure of the amount of energy required to raise the temperature of a one-pound mass of water one degree Fahrenheit at sea level.

cash-flow hedge

A derivative instrument that complies with Statement of Financial Accounting Standards (SFAS) 133, as amended, and is used to reduce the exposure to variability in cash flows from the forecasted physical sale of gas and oil production whereby the gains (losses) on the derivative transaction are anticipated to offset the losses (gains) on the forecasted physical sale.

cf

Cubic foot is a common unit of gas measurement. One standard cubic foot equals the volume of gas in one cubic foot measured at standard conditions – a temperature of 60 degrees Fahrenheit and a pressure of 30 inches of mercury (approximately 14.7 pounds per square inch).

cfe

Cubic feet of natural gas equivalents

development well

A well drilled into a known producing formation in a previously discovered field.

dewpoint

A specific temperature and pressure at which hydrocarbons condense to form a liquid.

dry hole

A well drilled and found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of production exceed expenses and taxes.

dth

Decatherms or ten therms. One dth equals one million Btu or approximately one Mcf.

dthe

Decatherms of natural gas equivalents

equity production

Production at the wellhead attributed to company ownership.

exploratory well

A well drilled into a previously untested geologic prospect to determine the presence of gas or oil.

finding costs

Finding costs are the sum of costs incurred for gas and oil exploration and development activities; including purchases of reserves in place, leasehold acquisitions, seismic, geological and geophysical, development and exploration drilling and asset retirement obligations for a given period, divided by the total amount of estimated net proved reserves added through discoveries, positive and negative revisions and purchases in place for the same period. The company expresses finding costs in dollars per Mcfe averaged over a five-year period.

frac spread

The difference between the market price for NGLs extracted from the gas stream and the market value of the Btu-equivalent volume of natural gas required to replace the extracted liquids.

futures contract

An exchange-traded contract to buy or sell a standard quantity and quality of a commodity at a specified future date and price.

gal

U.S. gallon.

gas

All references to “gas” refer to natural gas.

gross

“Gross” natural gas and oil wells or “gross” acres equal the total number of wells or acres in which the company has a working interest.

hedging

The use of derivative-commodity and interest-rate instruments to reduce financial exposure to commodity price and interest-rate volatility.

infill development drilling

Drilling wells between established producing wells; a drilling program to reduce the spacing between wells in order to increase production and/or recovery of in-place hydrocarbons.

lease operating expenses

The expenses, usually recurring, which are incurred to operate the wells and equipment on a producing lease.

M

Thousand.

MM

Million.

natural gas equivalents

Oil and NGL volumes are converted to natural gas equivalents using the ratio of one barrel of crude oil, condensate or NGL to 6,000 cubic feet of natural gas.

natural gas liquids (NGL)

Liquid hydrocarbons that are extracted and separated from the natural gas stream. NGL products include ethane, propane, butane, natural gasoline and heavier hydrocarbons.

net

“Net” gas and oil wells or “net” acres are determined by the sum of the fractional ownership working interest the company has in those gross wells or acres.

net revenue interest

A share of production after all burdens, such as royalties and overriding royalties, have been deducted from the working interest. It is the percentage of production that each owner actually receives.

production replacement ratio

The production replacement ratio is calculated by dividing the net proved reserves added through discoveries, positive and negative revisions and purchases and sales in-place for a given period by the production for the same period, expressed as a percentage. The production replacement ratio is typically reported on an annual basis.

proved reserves

Those quantities of natural gas, crude oil, condensate and NGL on a net revenue interest basis, which geological and engineering data demonstrate with reasonable certainty to be recoverable under existing economic and operating conditions. See 17 C.F.R. Section 4-10(a)(2) for a complete definition.

proved developed reserves

Reserves that include proved developed producing reserves and proved developed nonproducing reserves. See 17 C.F.R. Section 4-10(a)(3).

proved developed producing reserves

Reserves expected to be recovered from existing completion intervals in existing wells.

proved undeveloped reserves

Reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. See 17 C.F.R. Section 4-10(a)(4).

reservoir

A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

royalty

An interest in an oil and gas lease that gives the owner the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

seismic

An exploration method of sending energy waves or sound waves into the earth and recording the wave reflections to indicate the type, size, shape and depth of a subsurface rock formation. (2-D seismic provides two-dimensional information and 3-D seismic provides three-dimensional views.)

wet gas

Unprocessed natural gas that contains a mixture of heavier hydrocarbons including ethane, propane, butane and natural gasoline.

working interest

An interest in an oil and gas lease that gives the owner the right to drill, produce and conduct operating activities on the leased acreage and receive a share of any production.

workover

Operations on a producing well to restore or increase production.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the Registrant.  Such expenses are estimated to be as follows:

Securities and Exchange Commission registration fee	$ 37,450
Trustee fees and expenses	5,000
Printing fees and expenses	30,000
Accounting fees and expenses	100,000
Rating agency fees	269,000
Legal fees and expenses	125,000
Miscellaneous	8,550
Total	$575,000

Item 15.  Indemnification of Directors and Officers.

Reference is made to Section 16-10a-901 through 16-10a-909 of the Utah Revised Business Corporation Act, which provides for indemnification of directors and officers in certain circumstances.

Our Bylaws provide that we may voluntarily indemnify any individual made a party to a proceeding because he is or was our director, officer, employee or agent against liability incurred in the proceeding, but only if we have authorized the payment in accordance with the applicable statutory provisions of the Utah Revised Business Corporation Act (Sections 16-10a-902 and 16-10a-904) and we have made a determination in accordance with the procedures set forth in such provision that such individual conducted himself in good faith, that he reasonably believed his conduct, in his official capacity with us, was in our best interests and that his conduct, in all other cases, was at least not opposed to our best interests, and that he had no reasonable cause to believe his conduct was unlawful in the case of any criminal proceeding. The foregoing indemnification in connection with a proceeding by or in our right is limited to reasonable expenses incurred in connection with the proceeding, which expenses may be advanced by us. Our Bylaws provide that we may not voluntarily indemnify our director, officer, employee or agent in connection with a proceeding by us or in our right in which such individual was adjudged liable to us or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Our Bylaws provide further that we shall indemnify our director, officer, employee or agent who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party because he is or was our director, officer, employee or agent, against reasonable expenses incurred by him in connection with the proceeding.

Our Bylaws further provide that no director of ours shall be personally liable to us or our stockholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on us or our shareholders; (c) for any action that would result in liability of the director under the applicable statutory provision concerning unlawful distributions; or (d) an intentional violation of criminal law.

Questar, our parent, maintains an insurance policy on behalf of our officers and directors pursuant to which (subject to the limits and limitations of such policy) our officers and directors are insured against certain expenses in connection with the defense of actions or proceedings, and certain liabilities which might be imposed as a result of such actions or proceedings, to which any of them is made a party by reason of being or having been our director or officer.

Item 16.  List of Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits on page 38.

Item 17.  Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act  to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act , each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act  that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act  may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah on April 6, 2006.

QUESTAR MARKET RESOURCES, INC.

By

/s/ C. B. Stanley______________________________

Name:  C. B. Stanley

Title:    President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints C. B. Stanley and S. E. Parks and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ K. O. Rattie	Chairman of the Board	April 6, 2006
K. O. Rattie

/s/ C. B. Stanley	President, Chief Executive Officer and Director (Principal Executive Officer)	April 6, 2006
C. B. Stanley

/s/ S. E. Parks	Vice President and Chief Financial Officer (Principal Financial Officer )	April 6, 2006
S. E. Parks
/s/ B. Kurtis Watts	Vice President and Controller (Principal Accounting Officer)	April 6, 2006
B. Kurtis Watts
/s/ Phillips S. Baker, Jr.	Director	April 6, 2006
Phillips S. Baker, Jr.
/s/ Teresa Beck	Director	April 6, 2006
Teresa Beck
/s/ R. D. Cash	Director	April 6, 2006
R. D. Cash
/s/ L. Richard Flury	Director	April 6, 2006
L. Richard Flury
/s/ James A. Harmon	Director	April 6, 2006
James A. Harmon
/s/ Robert E. McKee	Director	April 6, 2006
Robert E. McKee
/s/ M. W. Scoggins	Director	April 6, 2006
M. W. Scoggins

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
1.1	Form of Purchase Agreement relating to debt securities to be filed as an exhibit to a Current Report of Market Resources on Form 8-K and incorporated by reference herein.
3.1*

Articles of Incorporation, dated April 27, 1988, for Utah Entrada Industries, Inc. (Incorporated by reference to Exhibit No. 3.1. to Market Resources' Registration Statement on Form 10 (File No. 000-30321) filed with the Securities and Exchange Commission on April 12, 2000.)

3.2*

Articles of Merger, dated May 20, 1988, of Entrada Industries, Inc., a Delaware corporation, and Utah Entrada Industries, Inc, a Utah corporation. (Incorporated by reference to Exhibit No. 3.2. to Market Resources’ Registration Statement on Form 10 (File No. 000-30321) filed with the Securities and Exchange Commission on April 12, 2000.)

3.3*

Articles of Amendment, dated August 31, 1998, changing the name of Entrada Industries, Inc. to Questar Market Resources, Inc. (Incorporated by reference to Exhibit No. 3.3. to Market Resources’ Registration Statement on Form 10 (File No. 000-30321) filed with the Securities and Exchange Commission on April 12, 2000.)

3.4*

Bylaws of Questar Market Resources, Inc. (as amended effective February 8, 2005). (Incorporated by reference to Exhibit No. 3.4. to Market Resources’ Annual Report on Form 10-K for 2004 filed with the Securities and Exchange Commission on March 31, 2005.)

4.1*

Indenture dated as of March 1, 2001 between Questar Market Resources, Inc. and Bank One, NA, as Trustee (Incorporated by reference to Exhibit No. 4.01. to Market Resources’ Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2001.)

4.2	Form of any Note with respect to each particular series of Note issued hereunder to be filed as an exhibit to a Current Report of Market Resources on Form 8-K and incorporated by reference herein.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
5.2	Opinion of Thomas C. Jepperson, Esq., Vice President and General Counsel.
10.2*

First Amendment to Credit Agreement dated October 25, 2004 by and among Questar Market Resources, Inc., Bank of America, N.A. and other lenders. (Incorporated by reference to Exhibit No. 4.5. to Market Resources’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission on November 12, 2004.)

10.3*

Second Amendment to Credit Agreement dated August 9, 2005 by and among Questar Market Resources, Inc., Bank of America, N.A. and other lenders.  (Incorporated by reference to Exhibit No. 4.4. to Market Resources’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on November 10, 2005).

10.4*

Third Amendment to Credit Agreement dated September 20, 2005 by and among Questar Market Resources, Inc., Bank of America, N.A. and other lenders.  (Incorporated by reference to Exhibit 4.5. to Market Resources’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on November 10, 2005).

10.5*

Stipulation and Agreement dated October 14, 1981 executed by Mountain Fuel Supply Company, now known as Questar Gas Company; Wexpro Company; the Utah Department of Business Regulations, Division of Public Utilities; the Utah Committee of Consumer Services; and the staff of the Public Service Commission of Wyoming. (Incorporated by reference to Exhibit No. 10(a) to Questar Gas Company's Annual Report on Form 10-K for 1981 filed with the Securities and Exchange Commission.)

12.1	Statement Re: Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of H. J. Gruy and Associates, Inc.
23.3	Consent of Ryder Scott Company, L.P.
23.4	Consent of Netherland, Sewell & Associates, Inc.
23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.6	Consent of Thomas C. Jepperson, Esq. (included in Exhibit 5.2)
25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, N.A., successor Trustee under the Indenture.

*Exhibits so marked have been filed with the Securities and Exchange Commission as part of the referenced filing and are incorporated herein by reference.

Exhibit 5.1

April 6, 2006

Questar Market Resources, Inc.

180 East 100 South Street

Salt Lake City, UT 84145-0601

Re:

Questar Market Resources, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Questar Market Resources, Inc., a Utah corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed on April 6, 2006 by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").  The Registration Statement relates to the issuance and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of the senior or subordinated debt securities of the Company, which may be secured or unsecured, in one or more series (the "Debt Securities"), to be issued under an Indenture, dated as of March 1, 2001 (the "Indenture"), between the Company and Wells Fargo Bank, N.A., as successor trustee to Bank One, N.A. (the "Trustee").

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)

the Registration Statement relating to the Debt Securities;

(ii)

a certified copy of Articles of Incorporation, Merger & Amendment, as certified by the Director of the Utah Division of Corporations and Commercial Code (the "Certificate of Incorporation");

(iii)

the Bylaws of the Company, as amended on February 8, 2005, and certified by the Ms. Abigail Jones, Secretary of the Company (the "Bylaws");

(iv)

the Indenture filed as an exhibit to the Registration Statement; and

(v)

resolutions (the "Resolutions") adopted by the Board of Directors of the Company (the "Board of Directors") or committees thereof relating to the registration of the Debt Securities and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have assumed that any Debt Securities that may be issued will be issued in a form that complies with the Indenture and will be manually signed or countersigned, as the case may be, by duly authorized officers of the Trustee.  In addition, we have also assumed that (a) the Company has been duly organized and is validly existing under the laws of the State of Utah and that the Company has complied with all aspects of Utah law in connection with the Indenture and the transactions contemplated by the Registration Statement and (b) the terms of the Debt Securities will have been established so as not to, and that the execution and delivery by the Company of, and the performance of their obligations under, the Indenture will not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its property is subject, (ii) any law, rule or regulation to which the Company is subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinions set forth below are limited to those laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. The Debt Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

(b)

With respect to any series of Debt Securities (the "Offered Debt Securities"), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (ii) an appropriate prospectus supplement or term sheet with respect to the Offered Debt Securities has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (iii) if the Offered Debt Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Debt Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Offered Debt Securities and related matters; (v) the Indenture and a supplemental indenture or officers' certificate in respect of such Debt Securities has been duly executed and delivered by each party thereto; (vi) the terms of the Offered Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture and any supplemental indenture or officers' certificate to be entered into in connection with the issuance of such Debt Securities so as not to violate any applicable law, the Certificate of Incorporation or the Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vii) the Offered Debt Securities have been issued in a form that complies with the Indenture and have been duly executed and authenticated in accordance with the provisions of the Indenture and any supplemental indenture or officers' certificate to be entered into in connection with the issuance of such Debt Securities and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Offered Debt Securities, when issued and sold in accordance with the Indenture, any supplemental indenture or officers' certificate to be entered into in connection with the issuance of such Debt Securities and the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) public policy considerations which may limit the rights of parties to obtain remedies, (d) the waivers of any usury defense contained in the Indenture or Offered Debt Securities that may be unenforceable, (e) requirements that a claim with respect to any Offered Debt Securities denominated in a currency, currency unit or composite currency other than United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (f) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies.

We hereby consent to the filing of this opinion with the Commission as exhibit 5.1 to the Registration Statement, dated the date hereof.  We also hereby consent to the use of our name under the heading "Legal Matters" in the prospectus which forms a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP

Exhibit 5.2

April 6, 2006

Questar Market Resources, Inc.

180 East 100 South Street

Salt Lake City, UT 84145-0601

Re:

Questar Market Resources, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

I am acting as counsel to Questar Market Resources, Inc., a Utah corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed on April 6, 2006 by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").  The Registration Statement relates to the issuance and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of the senior or subordinated debt securities of the Company, which may be secured or unsecured, in one or more series (the "Debt Securities"), to be issued under an Indenture, dated as of March 1, 2001 (the "Indenture"), between the Company and Wells Fargo Bank, N.A., as successor trustee to Bank One, N.A. (the "Trustee").

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of:

(i)

the Registration Statement relating to the Debt Securities;

(ii)

a certified copy of Articles of Incorporation, Merger & Amendment, as certified by the Director of the Utah Division of Corporations and Commercial Code (the "Certificate of Incorporation");

(iii)

the Bylaws of the Company, as currently in effect (the "Bylaws");

(iv)

the Indenture filed as an exhibit to the Registration Statement; and

(v)

resolutions (the "Resolutions") adopted by the Board of Directors of the Company (the "Board of Directors") or committees thereof relating to the registration of the Debt Securities and related matters.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making my examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. I have assumed that any Debt Securities that may be issued will be issued in a form that complies with the Indenture and will be manually signed or countersigned, as the case may be, by duly authorized officers of the Trustee.  As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am admitted to the Bar of the State of Utah, and I express no opinion as to the laws of any other jurisdiction.  To the extent that the opinion set forth below relates to matters under the laws of the State of New York, I have relied on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, which is being filed as Exhibit 5.01 to the Registration Statement.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that:

With respect to any series of Debt Securities (the "Offered Debt Securities"), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; (ii) an appropriate prospectus supplement or term sheet with respect to the Offered Debt Securities has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (iii) if the Offered Debt Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Debt Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance and terms of the Offered Debt Securities and related matters; (v) the Indenture and a supplemental indenture or officers' certificate in respect of such Debt Securities has been duly executed and delivered by each party thereto; (vi) the terms of the Offered Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture and any supplemental indenture or officers' certificate to be entered into in connection with the issuance of such Debt Securities so as not to violate any applicable law, the Certificate of Incorporation or the Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vii) the Offered Debt Securities have been issued in a form that complies with the Indenture and have been duly executed and authenticated in accordance with the provisions of the Indenture and any supplemental indenture or officers' certificate to be entered into in connection with the issuance of such Debt Securities and duly delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor, the Offered Debt Securities, when issued and sold in accordance with the Indenture, any supplemental indenture or officers' certificate to be entered into in connection with the issuance of such Debt Securities and the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) public policy considerations which may limit the rights of parties to obtain remedies, (d) the waivers of any usury defense contained in the Indenture or Offered Debt Securities that may be unenforceable, (e) requirements that a claim with respect to any Offered Debt Securities denominated in a currency, currency unit or composite currency other than United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (f) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies.

I hereby consent to the filing of this opinion with the Commission as exhibit 5.2 to the Registration Statement, dated the date hereof.  I also hereby consent to the use of my name under the heading "Legal Matters" in the prospectus which forms a part of the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thomas C. Jepperson

Thomas C. Jepperson

Vice President & General Counsel

Questar Corporation

Attorney for Questar Market Resources, Inc.

Exhibit 12.1

Questar Market Resources, Inc.

Computation of Ratio of Earnings to Fixed Charges

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(dollars in thousands)

Earnings

Income before income taxes and cumulative effect	$408,364	$256,499	$190,229	$151,094	$155,352
Less company’s share of earnings of
equity investees	(7,468)	(5,125)	(5,008)	(3,977)	(1,265)
Plus distributions from equity investees	10,016	8,290	6,982	7,218	553
Plus minority interest in income		270
Less minority interest loss			(183)	(484)	(359)
Plus interest expense	30,865	27,412	28,158	34,705	22,872
Plus interest portion of rental expense	1,090	1,113	1,059	1,182	1,177
	$442,867	$288,459	$221,237	$189,738	$178,330

Fixed Charges

Interest expense	$ 30,865	$ 27,412	$ 28,158	$ 34,705	$ 22,782
Plus interest portion of rental expense	1,090	1,113	1,059	1,182	1,177
	$ 31,955	$ 28,525	$ 29,217	$ 35,887	$24,049

Ratio of Earnings to Fixed Charges	13.86	10.11	7.57	5.29	7.42

Our consolidated ratio of earnings to fixed charges for the periods indicated are stated below. For purposes of this presentation, “earnings” represent income before income taxes and the cumulative effect of accounting changes adjusted for fixed charges, earnings and distributed income of equity investees, minority interest in consolidated subsidiaries and the amortization of capitalized interest, if any. “Fixed charges” consist of total interest charges (expensed and capitalized), amortization of debt issuance costs and the interest portion of rental costs (which is estimated at 50%). Income before income taxes and cumulative effect of accounting changes includes our share of pretax earnings of equity investees.

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Questar Market Resources, Inc. for the registration of $350,000,000 of its notes and to the incorporation by reference therein of our report dated February 27, 2006, with respect to the consolidated financial statements and schedule of Questar Market Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

April 5, 2006

Salt Lake City, Utah

Exhibit 23.2

CONSENT OF H. J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our reports, or information contained therein, dated February 4, 2003, February 10, 2003, January 19, 2004, January 22, 2004, January 25, 2005, January 31, 2005, January 13, 2006, and January 18, 2006, prepared for Questar Exploration and Production Company in the Registration Statement (Form S-3) and related Prospectus of Questar Market Resources, Inc. for the filing dated on or about April 6, 2006, and the incorporation by reference into the applicable previous filings with the Securities and Exchange Commission.  We are unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants.

H. J. GRUY AND ASSOCIATES, INC.

Texas Registration Number F-000637

By: __/s/ Robert J. Naas_______________

Name:  Robert J. Naas

Title:

Executive Vice President

April 6, 2006

Dallas, Texas

Exhibit 23.3

RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, we hereby consent to the reference of our appraisal reports for Questar Exploration and Production Company as of years ended December 31, 2005, 2004, and 2003 in the Registration Statement (Form S-3) and related Prospectus of Questar Market Resources, Inc. incorporated herein by reference.

RYDER SCOTT COMPANY, L.P.

/s/ Ryder Scott Company, L.P.

April 5, 2006

Denver, Colorado

Exhibit 23.4

NETHERLAND, SEWELL & ASSOCIATES, INC.

As independent petroleum engineers, we hereby consent to the reference of our appraisal reports for Questar Exploration and Production Company as of the years ended December 31, 2005, 2004, and 2003 in the Registration Statement (Form S-3) and related Prospectus of Questar Market Resources, Inc., incorporated herein by reference.

NETHERLAND, SEWELL &

ASSOCIATES, INC.

By: /s/Frederic D. Sewell

       Frederic D. Sewell

       President

April 6, 2006

Dallas, Texas

Exhibit 25.1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939 OF A

CORPORATION DESIGNATED TO ACT AS TRUSTEE

_____________________________

CHECK IF AN APPLICATION TO DETERMINE ELIGIBILITY OF A TRUSTEE PURSUANT TO SECTION 305(b) (2)

WELLS FARGO BANK, NATIONAL ASSOCIATION

(Exact name of trustee as specified in its charter)

Not Applicable

94-1347393

(Jurisdiction of incorporation or

(I.R.S. Employer

organization if not a U.S. national

Identification No.)

bank)

420 Montgomery Street

San Francisco, CA

 94163

 (Address of principal executive offices)

(Zip code)

Wells Fargo & Company

Law Department, Trust Section

MAC N9305-172

Sixth and Marquette, 17th Floor

Minneapolis, MN  55479

 (agent for services)
_____________________________

Questar Market Resources, Inc.

(Exact name of obligor as specified in its charter)

Utah

87-0287750

(State or other jurisdiction of

(I.R.S. Employer

incorporation or organization)

Identification No.)

180 East 100 South

P.O. Box 45601

84145-0601

Salt Lake City, UT

(Address of principal executive offices)

(Zip code)

_____________________________

DEBT SECURITIES ISSUED UNDER INDENTURE DATED AS OF MARCH 1, 2001

(Title of the indenture securities)

Item 1.

General Information.  Furnish the following information as to the trustee:

(a)

Name and address of each examining or supervising authority to which it is subject.

Comptroller of the Currency,

Treasury Department

Washington, D.C.  20230

Federal Deposit Insurance Corporation

Washington, D.C. 20429

Federal Reserve Bank of San Francisco

San Francisco, CA  94120

(b)

Whether it is authorized to exercise corporate trust powers.

The trustee is authorized to exercise corporate trust powers.

Item 2.

Affiliations with Obligor.  If the obligor is an affiliate of the trustee, describe each such affiliation.

None with respect to the trustee.

No responses are included for Items 3-14 of this Form T-1 because the obligor is not in default as provided under Item 13.

Item 15.  Foreign Trustee.

Not applicable.

Item 16.  List of Exhibits.

List below all exhibits filed as a part of this Statement of Eligibility.

Wells Fargo Bank incorporates by reference into this Form T-1 exhibits attached hereto.

Exhibit 1.

A copy of the Articles of Association of the trustee now in effect. *

Exhibit 2.

A copy of the Comptroller of the Currency Certificate of Corporate Existence for Wells Fargo Bank, National Association, dated November 28, 2001. *

Exhibit 3.

A copy of the authorization of the trustee to exercise corporate trust powers.  A copy of the Comptroller of the Currency Certificate of Corporate Existence (with Fiduciary Powers) for Wells Fargo Bank, National Association, dated November 28, 2001. *

Exhibit 4.

Copy of By-laws of the trustee as now in effect. *

Exhibit 5.

Not applicable.

Exhibit 6.

The consents of United States institutional trustees required by Section 321(b) of the Act.

Exhibit 7.

Attached is a copy of the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority.

Exhibit 8.

Not applicable.

Exhibit 9.

Not applicable.

*

Incorporated by reference to exhibit number 25 filed with registration statement number 333-87398.

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the trustee, Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Salt Lake City and State of Utah on the day of 29th day of March, 2006.

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Carl J. Mathis

Name:

Carl J. Mathis

Title:

Vice President

Exhibit 6

March 29, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Gentlemen:

In accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, the undersigned hereby consents that reports of examination of the undersigned made by Federal, State, Territorial, or District authorities authorized to make such examination may be furnished by such authorities to the Securities and Exchange Commission upon its request thereof.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Carl J. Mathis

Carl J. Mathis

Vice President

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business December 31, 2005, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts in Millions

ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$15,347
Interest-bearing balances		1,496
Securities:
Held-to-maturity securities		0
Available-for-sale securities		37,327
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		2,394
Securities purchased under agreements to resell		950
Loans and lease financing receivables:
Loans and leases held for sale		37,316
Loans and leases net of unearned income	255,460
LESS: Allowance for loan and lease losses	2,122
Loans and leases, net of unearned income and allowance		253,338
Trading assets		6,375
Premises and fixed assets (including capitalized leases)		3,846
Other real estate owned		173
Investments in unconsolidated subsidiaries and associated companies		377
Customers’ liability to this bank on acceptances outstanding		70
Intangible assets:
Goodwill		8,735
Other intangible assets		13,074
Other assets		22,440

Total Assets		$403,258

LIABILITIES
Deposits:
In domestic offices		$295,315
Noninterest-bearing	82,045
Interest-bearing	213,270
In foreign offices, Edge and Agreement subsidiaries, and IBFs		24,081
Noninterest-bearing	5
Interest-bearing	24,076
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		12,959
Securities sold under agreements to repurchase		4,684
Trading liabilities		5,267
Other borrowed money
(includes mortgage indebtedness and obligations under capitalized leases)		5,276
Bank’s liability on acceptances executed and outstanding		70
Subordinated notes and debentures		7,830

Other liabilities		11,951

Total liabilities		$367,433

Minority interest in consolidated subsidiaries		54

EQUITY CAPITAL
Perpetual preferred stock and related surplus		0
Common stock		520
Surplus (excludes all surplus related to preferred stock)		24,671
Retained earnings		10,249

Accumulated other comprehensive income

331
Other equity capital components	0

Total equity capital	35,771

Total liabilities, minority interest, and equity capital	$403,258

I, Karen B. Martin, Vice President of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

      Karen B. Martin

        Vice President

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

      Dave Munio

      John Stumpf

Directors

      Avid Modjtabai

560332.01-New York Server 7A

MSW - Draft October 26, 2001 - 9:47 PM